Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SINAPTIC SURGICAL, LLC,

SINAPTIC HOLDINGS, LLC

and

SINTX TECHNOLOGIES, INC.

dated as of

june 23, 2025

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2025, by and between Sinaptic Surgical, LLC (“Seller”), Sinaptic Holdings, LLC (“Parent”) and SINTX Technologies, Inc. (“Buyer”).

RECITALS

A.	Seller is engaged in the business of developing medical devices for orthopaedic and spine applications (the “Business”);

B.	Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the properties, business, and assets of Seller used and/or useful in the operation of the Business, constituting substantially all of Seller’s assets, and Buyer desires to assume from Seller, and Seller desires to assign to Buyer, certain liabilities and obligations of Seller with respect to the operation of the Business, in each case for consideration and in accordance with the terms and conditions of this Agreement;

C.	Buyer and Seller desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing; and

D.	Capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 6.8.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I. Purchase and Sale of Assets.

Section 1.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Acquired Assets, free and clear of all Liens other than Permitted Liens. “Acquired Assets” means all of Seller’s right, title, and interest in and to the following assets used and/or useful in the operation of the Business, but specifically excluding the Excluded Assets:

(a)	Intentionally Omitted;

(b)	All tangible personal property (whether as owner, lessor, lessee or otherwise), set forth on Schedule 1.1(b) of the Disclosure Schedule;

(c)	All Intellectual Property, associated goodwill, related licenses and sublicenses (in each case, whether granted or obtained) set forth on Schedule 1.1(c) of the Disclosure Schedule, and other rights, remedies against infringements of, and rights to protection of interests in such Intellectual Property under the Laws of all jurisdictions (collectively, the “Assigned IP”);

1

(d)	To the extent assignable, all Regulatory Filings with the U.S. Food and Drug Administration (“FDA”) related to Products. “Regulatory Filings” shall include, but not be limited to, all documents, data, correspondence, submissions, applications, and communications with the FDA regarding Products and the Business. The Seller agrees to transfer ownership and control of all Regulatory Filings to the Buyer upon the Closing, including all documents filed with FDA or to be filed with the FDA, including drafts of 510K applications for Products;

(e)	The contracts listed on Section 1.1(e) of the Disclosure Schedule and all associated rights of Seller (the “Contracts”);

(f)	All notes receivable, trade receivables, accounts receivable, commissions, and other receivables and rights to payment of Seller;

(g)	To the extent assignable, all Permits obtained by, on behalf of, or for the benefit of Seller which relate to the Business from any Governmental Authority;

(h)	All books, records and other printed or written materials used and/or useful in the operation of the Business;

(i)	All inventories of Seller related to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods (“Inventories”);

(j)	All claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed on Section 1.1(j) of the Disclosure Schedule;

(k)	Those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed on Section 1.1(k) of the Disclosure Schedule; and

(l)	The trade names “Sinaptic Surgical,” “Sinaptic Technologies,” and Sinaptic Holdings” and all related trademarks.

Section 1.2. “Excluded Assets” means:

(a)	The assets, properties, and rights specifically listed and described on Section 1.2(a) of the Disclosure Schedule;

(b)	All insurance policies, all prepayments thereunder, all premiums and claims with respect thereto and all rights to refunds of unearned premiums;

(c)	Books and records that Seller is required to retain pursuant to any applicable Law;

(d)	All defenses, rights of set-off and counterclaims arising out of or relating to any of the Retained Liabilities;

(e)	All of Seller’s employee benefit plans and all of Seller’s rights thereunder;

(f)	All claims for credit or refund of any Taxes and other governmental charges;

(g)	All contracts and agreements of Seller that are not Contracts;

(h)	All cash, cash equivalents and bank accounts; and

(i)	All other assets of Seller not used in the operation of the Business.

2

Section 1.3. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for the Assumed Liabilities as of the Closing. Buyer shall not assume or have any responsibility with respect to any Liability of Seller that is not an Assumed Liability. “Assumed Liabilities” means (a) all Liabilities of Seller arising from and after Closing under the Contracts, (b) all Liabilities of Seller for accrued paid leave as of the Closing Date of the Proposed Future Employees who accept employment with Buyer, such liability not to exceed more than two (2) weeks’ pay for any Proposed Future Employee that accepts employment at Buyer, and (c) those Liabilities disclosed on Schedule 1.3 of the Disclosure Schedules.

Section 1.4. Retained Liabilities. Notwithstanding anything to the contrary contained in Section 1.3 or elsewhere in this Agreement, Seller shall maintain sole responsibility of, and solely shall retain, pay, perform any Liabilities arising out of or relating to the operation of Seller’s business prior to the Closing, any Liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby, including any Liability of Seller for expenses incurred by Seller or its Affiliates in connection with this Agreement, any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing, and any Liabilities other than the Assumed Liabilities (collectively, the “Retained Liabilities”).

Section 1.5. Purchase Price. The purchase price for the Acquired Assets (the “Purchase Price”) shall be as follows:

(a)	325,000 Common Stock Purchase Warrants (the “Warrants”) with a 5-year term with an exercise price of $6.30 per share:

(1)	65,000 shall vest and become immediately exercisable upon receipt of 510K clearance from the FDA for a foot and ankle interbody implant, so long as such clearance is issued on or prior to the fourth (4th) anniversary of the Closing Date.

(2)	65,000 shall vest and become immediately exercisable on achievement of $2.5 million in aggregate Net Revenue between the Closing Date and the fourth (4th) anniversary of the Closing Date.

(3)	65,000 shall vest and become immediately exercisable on achievement of $5 million in aggregate Net Revenue between the Closing Date and the fourth (4th) anniversary of the Closing Date.

(4)	65,000 shall vest and become immediately exercisable on achievement of $10 million in aggregate Net Revenue between the Closing Date and the fourth (4th) anniversary of the Closing Date.

(5)	65,000 shall vest and become immediately exercisable on achievement of $15 million in aggregate Net Revenue between the Closing Date and the fourth (4th) anniversary of the Closing Date.

(b)	After achieving $15 million in aggregate Net Revenue between the Closing Date and the fourth (4th) anniversary of the Closing Date, Seller will receive a 5% royalty on Net Revenue from sales of the six (6) foot and ankle implants for a two (2) year period.

3

(c)	Net Revenue. For purposes of this Agreement the term “Net Revenue” means the gross amount invoiced by Buyer for sales of Products, less the following deductions to the extent actually incurred, allowed, paid or accrued: cash, trade or quantity discounts actually allowed and taken; and amounts repaid or credited by reason of rejections, defects, or returns. In the case of any sale or other disposal of a Product between or among Buyer and its Affiliates for resale, the Net Revenue shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party.

(d)	Except as otherwise provided herein, Buyer shall have absolute discretion with respect to the operation and resource allocation of the Business from and after the Closing Date; provided, however, until the Warrants are vested in full (or expired), Buyer (i) shall not, directly or indirectly, (A) take any actions in bad faith that would have the purpose of avoiding or reducing the vesting of the Warrants; (B) divert or transfer any revenue, customers, employees, contractors, contracts or resources away from the Business; or (C) dispose of any material portion of the Business outside of the ordinary course of business; and (ii) shall: (A) use commercially reasonable efforts to provide the Business with access to adequate funding, personnel, compensation for employees, and support as is reasonably necessary to operate the Business and bring the Products to market; (B) act in good faith in determining whether to retain, release or hire personnel for the Business; (C) act in good faith in determining whether to terminate, permit the expiration of or materially modify any customer or supplier contracts; and (D) use commercially reasonable efforts to enter into contracts in the Business and to increase revenue. Buyer shall provide the Seller with quarterly reports with respect to the vesting of the Warrants and, at reasonable times during normal business hours and upon reasonable notice provided to Buyer, Buyer shall permit the Seller and its representatives to examine the financial books and records of Buyer to the extent necessary to monitor the vesting of the Warrants.

Section 1.6. Issuance of Shares of Buyer. Concurrently with the Closing, Buyer shall issue to Seller 216,450 shares (the “Transaction Shares”) of Buyer’s Common Stock in exchange for the payment by Seller to Buyer of $750,000 in immediately available funds (the “Share Purchase Price”).

Section 1.7. Restricted Securities. Upon issuance the Common Stock and Warrants, and shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”), shall be characterized as “restricted securities” under the federal securities laws, and under such laws no portion may be resold without registration except in certain limited circumstances. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing Buyer shall cause its transfer agent to deliver the Common Stock and Warrants to Seller as designated by Seller. The shares of Common Stock issued under Section 1.6, the Warrant Shares and the Warrants shall bear the following restrictive legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

4

Section 1.8. Allocation. Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price among the Acquired Assets for federal income tax purposes (the “Proposed Allocation”). The Proposed Allocation shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder. Seller shall have thirty (30) days following receipt of the Proposed Allocation to review and raise any objections in writing. If Seller does not provide a written objection within such thirty (30) day period, the Proposed Allocation shall become final and binding upon the Parties (the “Final Allocation”). If Seller provides a written objection within such thirty (30) day period, Buyer and Seller shall negotiate in good faith to resolve any disputes with respect to the Proposed Allocation. Except as otherwise required pursuant to a final determination (as defined in Section 1313(a) of the Code), Buyer and Seller shall, and shall cause their respective Affiliates to, allocate the Purchase Price for all tax purposes in accordance with the Final Allocation and shall not take any position inconsistent with the Final Allocation on any tax return or in any tax proceeding. Buyer and Seller shall cooperate in the filing of any forms (including Form 8594) with respect to the Final Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price.

Section 1.9. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., mountain time, on June 27, 2025 by the remote exchange of electronic copies of documents and signatures, or at another time and place or on another date as the parties may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.10. Closing Obligations.

(a)	At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(1)	a bill of sale for all of the Acquired Assets that are tangible personal property in the form of Exhibit C (the “Bill of Sale”), duly executed by Seller;

(2)	an assignment of all of the Acquired Assets that are intangible personal, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) in the form of Exhibit D, duly executed by Seller;

(3)	customary assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights each in a form mutually satisfactory to Buyer and Seller, duly executed by Seller;

(4)	a certificate of the President of Seller certifying, as complete and accurate as of the Closing, attached copies of the charter and limited liability company agreement of Seller, certifying and attaching all requisite resolutions or actions of Seller’s sole member approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated hereby.

5

(5)	a duly executed Lock-Up Agreement in the form of Exhibit E attached hereto.

(b)	At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(1)	Letter of Instruction to the Buyer’s transfer agent instructing the transfer agent to issue the Common Shares to Buyer;

(2)	the Assignment and Assumption Agreement, duly executed by Buyer;

(3)	The Warrant certificate signed by the Buyer’s authorized representative;

(4)	a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the charter and bylaws or other applicable governing documents of Buyer, certifying and attaching all requisite resolutions or actions of Buyer’s board of directors and, if legally required, stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the transactions contemplated hereby.

Article II. Representations and Warranties of Seller.

Seller hereby represents and warrants to Buyer as follows, as of the date of this Agreement:

Section 2.1. Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all company power and authority necessary to own or lease its properties and assets and to carry on the Business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2. Authority. Seller has the requisite company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been duly and validly authorized by Seller’s sole member and no other company proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity. Upon the execution and delivery by Seller of any other document to which Seller is a party in connection with this Agreement, other than this Agreement and the Disclosure Schedule, each of such other documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

6

Section 2.3. Non-Contravention; Filings and Consents.

(a)	The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1)	contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or limited liability company agreement of Seller;

(2)	contravene, conflict with or result in a violation or breach of any provision of any Law or Order;

(3)	except as set forth on Section 2.3(a) of the Disclosure Schedule, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Seller is a party, or by which its properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to the Business; or

(4)	result in the imposition or creation of any Lien on, or with respect to, any of the Acquired Assets.

(b)	The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not require any Permit of, action by, filing with or notification to, any Governmental Authority, other than any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

Section 2.4. Litigation.

(a)	Except as set forth in Section 2.8 of the Disclosure Schedule, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the Knowledge of Seller, threatened against or affecting Seller, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller is not subject to any outstanding Order (i) that prohibits Seller from conducting the Business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have had or would reasonably be expected to have had a Material Adverse Effect.

7

Section 2.5. Tax Matters.

(a)	Seller has timely filed all federal, state, local and foreign Tax returns, estimates, information statements and reports relating to any and all Taxes of Seller or its operations (the “Tax Returns”) required to be filed by Law by Seller as of the date hereof. All such Tax Returns are true, correct, and complete, and Seller has timely paid all Taxes attributable to Seller that were due and payable by it as shown on such Tax Returns, except with respect to matters contested in good faith.

(b)	For purposes of this Agreement, “Tax” or, collectively, “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts.

Section 2.6. Intellectual Property.

(a)	Seller owns or is validly licensed or otherwise has the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) used in the Business as currently conducted.

(b)	Seller has not received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that Seller must license or refrain from using any Intellectual Property of any third party).

Section 2.7. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, whose fees and expenses shall be paid solely by Seller, is or shall be entitled to receive any brokerage, finder’s, financial advisors, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Seller.

Section 2.8. Title to Assets. Seller owns good, marketable, and transferable title to all of the Acquired Assets, free and clear of any Liens other than Permitted Liens.

Section 2.9. Independent Investigation; Non-reliance. Seller represents that no representations or warranties have been made to Seller by or on behalf of Buyer other than the representations and warranties contained in this Agreement and that, in entering into the transactions contemplated by this Agreement, Seller is not relying upon any information other than that contained in this Agreement and the results of its own independent investigation.

Article III. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

Section 3.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as now conducted.

8

Section 3.2. Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, have been duly and validly authorized by Buyer’s board of directors and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the legal, valid and binding agreement of Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity. Upon the execution and delivery by Buyer of any other document to which Buyer is a party in connection with this Agreement, other than this Agreement and the Disclosure Schedule, each of such other documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 3.3. Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority other than any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.4. Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with or result in a violation or breach of any Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any contract or agreement to which Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this section, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.5. Independent Investigation; Non-reliance. Buyer represents that no representations or warranties have been made to Buyer by or on behalf of Seller other than the representations and warranties contained in this Agreement and that, in entering into the transactions contemplated by this Agreement, Buyer is not relying upon any information other than that contained in this Agreement and the results of its own independent investigation.

9

Article IV. Covenants.

Section 4.1. Non-Competition and Non-Solicitation.

(a)	During the period commencing with the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, directly or indirectly, engage in, own, be employed by, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, however, that the ownership of an equity interest of not more than 2% in a publicly traded entity that is engaged in a Competing Business, without more, shall not constitute a violation of this covenant.

(b)	During the period commencing with the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, directly or indirectly: (i) solicit the trade of, or trade with, any customer or supplier of Buyer such that the customer or supplier of Buyer reduces the amount of business that it does (or, but for that solicitation, would do) with Buyer, or (ii) solicit or induce any employee or exclusive sales representative of Buyer to terminate his, her or its employment or other relationship with Buyer.

(c)	If Seller shall be in breach of any of the provisions of subsection (a) or subsection (b) above, then the time periods set forth in those subsections shall, as they relate to the breaching party, be extended by the length of time during which the breaching party is in breach of any of those provisions.

(d)	As used in this Section 4.1, the following terms have the following meanings:

(1)	“Competing Business” means the manufacturing, marketing or selling of products or services which are competitive with any Products and that are directly or indirectly marketed or sold in the Territory;

(2)	“Product” means (A) any silicon nitride medical device implants that Buyer is manufacturing, marketing, selling or developing at any time during the five (5) year period immediately following the Closing Date and (B) any other medical device implants that Buyer has marketed, sold or developed at any time during the three (3) year period immediately prior to the Closing Date; and

(3)	“Territory” means the United States of America.

(e)	Seller acknowledges and agrees that Buyer may be irreparably damaged if any of the provisions of this Section 4.1 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 4.2 and shall have the right to seek specific enforcement of this Section 4.1 and its terms and provisions against Seller in addition to any other remedy to which Buyer may be entitled under this Agreement, at law or in equity.

10

(f)	It is the intent of the parties that each provision of this Section 4.1 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of Section 4.1 is sought. In furtherance of the foregoing, each provision of Section 4.1 shall be severable from each other provision, and any provision of Section 4.1 that is prohibited or unenforceable in any jurisdiction shall be subject to the following:(i) if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable;(ii) the Governmental Entity or arbitrator considering the matter is authorized to (or, if that Governmental Entity or arbitrator is unwilling or fails to do so, then the parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the parties consent to the entry of an order amending the provision to that extent for that purpose; and (iii) if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 4.1, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of Section 4.1 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of Section 4.1 shall not (x) affect the validity or enforceability of any other provision of Section 5.1 or (y) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other jurisdiction.

Section 4.2. Right of First Refusal. For a period of five (5) years from Closing (the “Exclusivity Period”), Buyer shall have the exclusive right to manufacture all silicon nitride medical device products used by or sold by Seller, Parent and their affiliates, as well as any modifications of or to such products, and any other medical device products that incorporate silicon nitride technology (collectively, the “Manufacturing Rights”). Seller, Parent and their affiliates shall not purchase any product for which Buyer has the Manufacturing Right from any person other than Buyer during the Exclusivity Period, and Buyer shall give priority to all manufacturing orders submitted by Seller, Parent and their affiliates during the Exclusivity Period. Notwithstanding the preceding sentence, if Buyer is unwilling or unable to manufacture the products in the quantities, with the specifications and on the schedule reasonably requested by Seller, Parent and their affiliates (the “Requirement”), Seller, Parent and their affiliates shall have the right to make or have made, at their own expense, the products elsewhere, but only to the extent that Buyer is unwilling or unable to manufacture such products in the quantities, with the specifications and on the schedule reasonably requested by Seller, Parent and their affiliates and only for the specific quantities that Buyer is unwilling or unable to manufacture.

Section 4.3. Press Releases. Buyer and Seller shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or statement may be required by Law or any listing agreement with or rule of any national securities exchange, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the party will consider such comments in good faith.

11

Section 4.4. Employment of Active Employees by Buyer.

(a)	Buyer has provided Seller with a list of current employees of Seller to whom Buyer will make an offer of employment (the “Proposed Future Employees”) effective as of the Closing Date. Effective immediately before the Closing, Seller shall terminate the employment of all of the Proposed Future Employees who have accepted Buyer’s offer of employment. After Buyer has achieved one (1) calendar quarter of positive revenue on the sale of Products, Buyer shall extend an offer of employment to Hugh Roberts (if Hugh Roberts is then still employed by Seller or its affiliates) with compensation and benefits comparable to those that are then currently being provided by Seller or its affiliates and Buyer shall assume all of Seller’s and its affiliates’ Liabilities to Hugh Roberts for accrued, unused paid leave (not to exceed two weeks) and reasonable annual bonus obligations, if any.

(b)	It is understood and agreed that (i) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Proposed Future Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

Section 4.5. Salaries and Benefits.

(a)	Seller shall be responsible for (i) the payment of all wages and other remuneration due to current employees with respect to their services as employees of Seller through the close of business on the Closing Date, excluding pro rata bonus payments for the 2025 calendar year, if any, and any accrued but unused paid leave earned prior to the Closing Date; and (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act (COBRA) and Sections 601 through 608 of ERISA.

(b)	Seller shall be liable for any claims made or incurred by current employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

Section 4.6. Payment of All Taxes Resulting From Sale of Assets by Seller. Buyer shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Laws. Under no circumstances shall this Section 4.5 be interpreted to (a) obligate Buyer to pay the income Taxes of Seller or any direct or indirect members of Seller or (b) create any rights, as a third party beneficiary or otherwise, in favor of any Person other than Buyer or Seller.

12

Section 4.7. Reports and Returns. After the Closing, Seller promptly shall prepare and file all reports and returns required by Laws relating to the business of Seller as conducted using the Acquired Assets, to and including the Closing.

Section 4.8. Customer and Other Business Relationships. After the Closing, Seller will refer to Buyer all inquiries relating to the Business.

Section 4.9. Bulk Sales. Each of Seller and Buyer waive compliance with the provisions of bulk sales, bulk transfer, or similar Laws of any jurisdiction that may be applicable with respect to the sale of any or all of the Acquired Assets to Buyer.

Section 4.10. Clinical Advisory Board. Within ten (10) days of Closing Date, Buyer shall form a Clinical Advisory Board and Dr. Bryan Scheer shall be appointed as Chairperson.

Section 4.11. IP License. Buyer hereby grants to Seller a fully-paid, royalty free, irrevocable and non-transferrable license to continue to utilize the Assigned IP and the trade names “Sinaptic Surgical,” Sinaptic Holdings” and Sinaptic Technologies for six (6) months after the Closing Date while Seller and its affiliates undergo a rebranding.

Section 4.12. Shared Contracts. Buyer acknowledges and agrees that: (a) Seller or its affiliates are parties to various Contracts pursuant to which both the Business and other businesses of Seller’s affiliates receive goods and services (collectively, the “Shared Contracts”); and (b) the Shared Contracts shall be included in the Acquired Assets. From and after the Closing Date, Buyer and Seller will mutually cooperate and use commercially reasonable efforts to: (i) establish new contracts between Seller and the other parties to the Shared Contracts with respect to the businesses of Seller’s affiliates (the “New Seller Contracts”); and (ii) release Seller and its applicable affiliates from any Liabilities arising from and after the Closing Date under the Shared Contracts with respect to the Business and the Acquired Assets. Until such time as a New Seller Contract is obtained (or until the expiration or earlier termination of the applicable Shared Contract), Seller and Buyer will cooperate in any reasonable arrangement designed to obtain for Seller’s affiliates all benefits and privileges of the applicable Shared Contract relating to such affiliates’ respective businesses.

Section 4.13. Registration Statement. As soon as practicable after the Closing (and in any event within 90 calendar days of the Closing), the Company shall file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Seller of the Transaction Shares and Warrant Shares. The Company shall use commercially reasonable efforts to cause such registration statement to become effective within 90 days following the filing of such registration statement and to keep such registration statement effective at all times until the Seller no longer owns any Transaction Shares or Warrant Shares.

13

Article V. Indemnification.

Section 5.1. Indemnification by Seller and Parent. Seller and Parent, jointly, shall defend, indemnify and hold harmless Buyer and its directors, officers, employees and agents from and against any and all claims (including without limitation any investigation, action or other proceeding) and Liabilities that constitute, or arise out of or in connection with:

(a)	any misrepresentation or breach of warranty of Seller in this Agreement, any exhibit, or any certificate or instrument delivered by Seller pursuant to this Agreement;

(b)	any default by Seller in the performance or observance of any of its covenants or agreements under this Agreement;

(c)	any Excluded Asset or any Retained Liabilities; or

(d)	any third-party claim based upon, resulting from or arising out of the Business of Seller conducted on or prior to the Closing Date.

Section 5.2. Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its managers, officers, employees and agents from and against any and all claims (including without limitation any investigation, action or other proceeding) and Liabilities that constitute, or arise out of or in connection with:

(a)	any misrepresentation or breach of warranty of Buyer in this Agreement, any exhibit, or any certificate or instrument delivered by Buyer pursuant to this Agreement;

(b)	any default by Buyer in the performance or observance of any of its covenants or agreements under this Agreement;

(c)	any Assumed Liabilities; or

(d)	any third-party claim based upon, resulting from or arising out of the Business of Buyer conducted after the Closing Date.

Section 5.3. Survival of Representations and Warranties; Cap. All representations. warranties, and covenants made in this Agreement or in connection with the transactions contemplated in this Agreement shall survive the Closing until the one (1) year anniversary of the Closing Date; provided, however, the restrictive covenants set forth in Section 4.1 shall survive until the five (5) year anniversary of the Closing Date. Neither Seller’s nor Buyer’s indemnification obligations under this Agreement shall exceed an amount equal to the Purchase Price.

Article VI. Miscellaneous.

Section 6.1. Entire Agreement; Assignment; Amendments. This Agreement (including the Disclosure Schedule and the exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement may be amended only by a writing signed by each of the parties, and any amendment shall be effective only to the extent specifically set forth in that writing.

14

Section 6.2. Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

Section 6.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) upon confirmation of receipt by the addressee, if such notice or communication is delivered via facsimile or e-mail to the facsimile telephone number or e-mail address, as applicable, specified in this Section 6.3 or (b) upon receipt at address of the addressee specified in this Section 6.3, if such notice or communication is delivered by U.S. mail, courier or other physical delivery service. The addresses for such notices and communications shall be as follows:

If to Buyer, to:

SINTX Technologies, Inc.

1885 West 2100 South

Salt Lake City, UT 84119

Email: eolson@sintx.com

Attention: Eric Olson, CEO and President

If to Seller, to:

Sinaptic Surgical, LLC

100 Technology Drive, Suite 300C

Broomfield, CO 80021

Email: bscheer@sinaptic.com

Attention: Bryan Scheer

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

15

Section 6.4. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.5. Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the party providing a

Section 6.8. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Default” means any breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, or any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” of Seller with respect to any fact or matter means the actual knowledge, after due inquiry and reasonable investigation, of Bryan Scheer, Hugh Roberts and Chris Pusey;

16

“Law” means any statute, law, ordinance, rule, regulation or requirement of a Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means any change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, has had or is reasonably expected to result in a material adverse effect on the business, assets, properties, financial condition, or results of operations of Seller, taken as a whole, or prevent, materially impede or materially delay the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that no effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be a Material Adverse Effect: (A) any event affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region or country in which the Seller conducts business; (B) any event affecting the industries in which the Seller conducts the Business; (C) any acts of god, disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks or similar events, or global, national or regional political or social actions or conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war whether commenced before or after the date hereof; (D) any failure, in and of itself, by the Seller to meet any internal or published projections, forecasts or revenue or earnings predictions; (E) compliance with, or any action required to be taken by the Seller under, the terms of this Agreement or in connection with the transactions contemplated by this Agreement; (F) any effect to the extent resulting from any action taken at the express written request of the Buyer or with the Buyer’s written consent; (G) the announcement of the execution of this Agreement; or (H) any change in Law after the date hereof, unless, in the cases of clauses (A), (B), (C) or (H) above, such changes have had or would reasonably be expected to have a materially disproportionate impact on the business, assets, properties, financial condition or results of operations of the Seller, taken as a whole, relative to other similarly situated businesses in the industries in which the Seller conducts business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect).

17

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of Seller or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the existing indebtedness of Seller; (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (ix) any other Liens which do not materially interfere with Seller’s use and enjoyment of real property or materially detract from or diminish the value thereof.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Transfer Taxes” means all sales, use, transfer and all other non-income taxes, and any fees incurred in connection with the purchase and sale of the Acquired Assets.

Section 6.9. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to article, section, paragraph, exhibit and disclosure schedule are to the articles, sections, paragraphs, exhibits and disclosure schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

18

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

SINTX TECHNOLOGIES, INC.

By:
Name:	Eric Olson
Title:	President, CEO and Chairman of the Board

SINAPTIC SURGICAL, LLC

By:
Name:	Hugh Roberts
Title:	President

SINAPTIC HOLDINGS, LLC

By:
Name:	Bryan Scheer
Title:	Chief Executive Officer

19

EXHIBIT A

1

EXHIBIT B

1

EXHIBIT C

1

EXHIBIT D

1

EXHIBIT E

1